Yield10 Bioscience Announces Second Quarter 2019 Financial Results
WOBURN, Mass. - August 12, 2019 - Yield10 Bioscience, Inc. (NASDAQ:YTEN), an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries, today reported financial results for the three and six months ended June 30, 2019.

"We have focused on executing against our business strategy and have made considerable progress positioning Yield10 for multiple proof points and catalysts in 2019,” said Oliver Peoples, Ph.D., president and chief executive officer of Yield10 Bioscience. “With our 2019 field tests underway and the deployment of our novel yield traits in progress in crops including canola, soybean and corn, we expect to generate proof points including agronomic, yield, oil content and other biochemical data throughout the rest of 2019.”
“We continue to invest in the development of our GRAIN technology platform to drive new insights based on the role of metabolic pathways, leading to the identification of novel plant and microbial gene targets that demonstrate promising activities. Our focus is to engineer better plants to improve crop performance, improve nutritional content and produce new products using crops as a low-cost production system. We have generated significant new intellectual property in 2019 including the filing of new patents relating to the discovery of new gene targets using our GRAIN platform, the use of combinations of novel traits to boost oil content in crops, and the use of our Camelina platform to produce PHA biomaterials. Our novel 'Trait Factory' approach, including the generation of proof points in key crops and the expansion of our intellectual property portfolio, is driving collaborative opportunities for Yield10 with the objective of forming revenue generating partnerships to create a path to commercialization for our traits,” Dr. Peoples concluded.
Recent Progress to Achieve 2019 Milestones
Generate Proof Points on Novel Yield Traits in Key Crops. Yield10 completed planting of the Company's 2019 Field Tests to evaluate several yield and crop performance traits. Key studies include the evaluation of second generation C3003 in canola, as well as the evaluation of C3004 and certain CRISPR genome edited traits in field tests in Camelina. Harvest of the test fields is expected in third quarter 2019, which will enable the collection and evaluation of agronomic, seed yield, oil content and other data from the studies by year end 2019 or early 2020.
Broaden its Intellectual Property Portfolio. Yield10 has filed four new patent applications during 2019, bringing the portfolio to 21 issued patents and pending applications. Recently, a U.S. patent was granted on C3003 and Yield10 received a Notice of Allowance from the U.S. PTO for claims relating to C4001. Earlier this year, Yield10 signed an exclusive global license with the University of Missouri related to a patent application covering additional advanced technology to boost oil content in crops.
Communicate its Scientific Innovations. Yield10 attended the 3rd Precision CRISPR & NBT AgBio Congress in June and focused its presentation on its proprietary GRAIN platform. The presentation described several traits identified by Yield10 using GRAIN and highlighted a case study demonstrating the use of the GRAIN platform to identify and rank potential regulatory genes predicted to affect yield and/or oil content in an oilseed crop. In August, Yield10 presented at the Plant Biology 2019 conference (ASPB) in a presentation that highlighted recent efforts by Yield10 to boost seed oil content using CRISPR genome edited Camelina and highlighted greenhouse data showing that traits can be deployed to increase oil content in seed. A poster was also presented at the ASPB meeting showcasing the use of the GRAIN platform to identify genome editing targets using metabolism to rationally mine genomics data.
Form Revenue Generating License Agreements and Collaborations. Yield10 continues to monitor the progress of Bayer and Forage Genetics as they deploy and test certain traits in soybean and forage sorghum, respectively, under non-exclusive research licenses from Yield10. Yield10 is also actively engaged in discussions with third parties interested in the Company’s traits for deployment in a variety of commercially important crops.
Manage its Financial Profile and Strengthen the Balance Sheet. Yield10’s financial results for the six month period ended June 30, 2019 are on track with internal forecasts and the guidance range, reflecting a level of investment in research and development consistent with achieving the Company’s objectives for 2019. The Company is committed to strengthening its balance sheet and generating a series of proof points to build value for Yield10 in 2019 and beyond.
SECOND QUARTER 2019 FINANCIAL OVERVIEW
Yield10 Bioscience is managed with an emphasis on cash flow and deploys its financial resources in a disciplined manner to achieve its key strategic objectives.
The Company ended the second quarter of 2019 with $4.3 million in unrestricted cash, cash equivalents and short-term investments. The Company continues to anticipate total net cash usage in a range of approximately $9.0 million to $9.5 million during 2019.
The Company's present capital resources will not be sufficient to fund its planned operations for the next twelve months and therefore raises substantial doubt about its ability to continue as a going concern. The Company's ability to continue operations after its current cash resources are exhausted depends on its ability to obtain additional financing, including public or private equity financing, secured or unsecured debt financing, and receipt of additional government research grants, as well as licensing or other collaborative arrangements.
Operations
The Company’s net cash used by operating activities during the second quarter of 2019 was $1.8 million, a decrease of $0.1 million from the $1.9 million used in operating activities during the second quarter of 2018.
For the second quarter ending June 30, 2019, the Company reported a net operating loss of $1.9 million, or $0.15 per share, which is $0.5 million lower than the net operating loss of $2.4 million, or $0.24 per share, reported for the same period of 2018.
Total research grant revenue for the second quarter of 2019 was $0.3 million and consistent with the $0.3 million recorded in the second quarter of 2018. Research and development expenses were $1.2 million and $1.3 million for the second quarters of 2019 and 2018, respectively. General and administrative expenses declined by $0.5 million from $1.5 million in the second quarter of 2018 to $1.0 million for the second quarter of 2019, and is primarily the result of lower compensation and benefit expenses, including stock-based compensation and employee bonus expenses, and lower professional fees for legal, audit and patent processing charges.
The Company's 2018 condensed consolidated financial statements included in this press release have been adjusted to reflect the Company's adoption of Accounting Standards Update No. 2016-02

("Topic 842"), Leases, on January 1, 2019. The effect of the new standard is material to the Company's financial statements. As permitted by Topic 842, the Company elected to modify its 2018 comparative financial statements to incorporate the new lease accounting guidance in order to ensure comparability between all financial periods being presented.
Conference Call Information
Yield10 Bioscience management will host a conference call today at 4:30 p.m. (ET) to discuss the second quarter 2019 results. The Company also will provide an update on the business and answer questions from the investor community. A live webcast of the call with accompanying slides can be accessed through the Company's website at www.yield10bio.com in the investor relations events section. To participate in the call, dial toll-free 877-709-8150 or 201-689-8354 (international).
To listen to a telephonic replay of the conference call, dial toll-free 877-660-6853 or 201-612-7415 (international) and enter pass code 13692377. The replay will be available until August 26, 2019. In addition, the webcast will be archived on the Company's website in the investor relations events section.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield of at least 10 to 20 percent in order to enhance global food security and to develop specialty crop products. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.
For more information visit www.yield10bio.com (YTEN-E)
Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical statements, including, without limitation, expectations regarding Yield10’s cash position, cash forecasts and runway, ability to obtain sufficient financing to continue operating, expectations related to research and development activities, collaborations, intellectual property, the expected regulatory path for traits, reproducibility of data from field tests, the timing of completion of additional greenhouse and field test studies, the signing of research licenses and collaborations, and value creation as well as the overall progress of Yield10 Bioscience, Inc., constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience’s filings with the Securities and Exchange Commission. Yield10 Bioscience assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.
Contacts:

Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com
Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR
Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR

(FINANCIAL TABLES FOLLOW)

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
UNAUDITED
(In thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Grant revenue	$318	$285	$442	$345
Total revenue	318	285	442	345

Expenses:
Research and development	1,191	1,260	2,414	2,361
General and administrative	1,025	1,456	2,211	2,732
Total expenses	2,216	2,716	4,625	5,093
Loss from operations	(1,898)	(2,431)	(4,183)	(4,748)

Other income (expense), net	27	38	52	63
Net loss	$(1,871)	$(2,393)	$(4,131)	$(4,685)

Basic and diluted net loss per share	$(0.15)	$(0.24)	$(0.36)	$(0.48)

Number of shares used in per share calculations:
Basic & Diluted	12,494,337	9,991,460	11,504,314	9,845,902

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
UNAUDITED
(In thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$3,252	$3,023
Short-term investments	998	2,746
Accounts receivable	148	94
Unbilled receivables	103	66
Prepaid expenses and other current assets	516	448
Total current assets	5,017	6,377
Restricted cash	332	332
Property and equipment, net	1,298	1,385
Right-of-use assets	4,467	4,766
Other assets	42	100
Total assets	$11,156	$12,960

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$55	$117
Accrued expenses	586	680
Lease liabilities	865	844
Total current liabilities	1,506	1,641
Lease liabilities, net of current portion	5,196	5,621
Total liabilities	6,702	7,262

Commitments and contingencies

Stockholders’ Equity:
Preferred Stock ($0.01 par value per share); 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock ($0.01 par value per share); 60,000,000 shares authorized at June 30, 2019 and December 31, 2018; 12,494,731 and 10,025,811 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	125	100
Additional paid-in capital	360,516	357,646
Accumulated other comprehensive loss	(118)	(110)
Accumulated deficit	(356,069)	(351,938)
Total stockholders’ equity	4,454	5,698
Total liabilities and stockholders’ equity	$11,156	$12,960

YIELD10 BIOSCIENCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
UNAUDITED
(In thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities
Net loss	$(4,131)	$(4,685)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation	100	96
Charge for 401(k) company common stock match	49	70
Stock-based compensation	275	596
Non-cash lease expense	299	145
Changes in operating assets and liabilities:
Accounts receivables	(54)	54
Unbilled receivables	(37)	22
Prepaid expenses and other assets	(10)	(56)
Accounts payable	(62)	(42)
Accrued expenses	(102)	(926)
Lease liabilities	(404)	(162)
Net cash used for operating activities	(4,077)	(4,888)

Cash flows from investing activities
Purchase of property and equipment	(13)	(34)
Purchase of short-term investments	(998)	(7,986)
Proceeds from the sale and maturity of short-term investments	2,746	1,500
Net cash provided by (used for) investing activities	1,735	(6,520)

Cash flows from financing activities
Proceeds from warrants exercised	—	124
Taxes paid on employees' behalf related to vesting of stock awards	(4)	(6)
Proceeds from registered direct offering, net of issuance costs	2,583	—
Net cash provided by financing activities	2,579	118

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	(14)

Net increase (decrease) in cash, cash equivalents and restricted cash	229	(11,304)
Cash, cash equivalents and restricted cash at beginning of period	3,355	14,804
Cash, cash equivalents and restricted cash at end of period	$3,584	$3,500

Supplemental disclosure of non-cash information:
Right-of-use assets acquired in exchange for lease liabilities	$—	$74